EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Crafts, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-136868, No. 333-183298, and No. 333-200037 on Form S-8 of Crown Crafts, Inc. of our report dated June 10, 2020, with respect to the consolidated balance sheets of Crown Crafts, Inc. as of March 29, 2020 and March 31, 2019, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 29, 2020, and the related notes and financial statement schedule II, which report appears in the March 29, 2020 annual report on Form 10-K of Crown Crafts, Inc. Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Baton Rouge, Louisiana

June 10, 2020